Exhibit 10.41

FIFTH AMENDMENT TO BUILD-TO-SUIT LEASE

This FIFTH AMENDMENT TO BUILD-TO-SUIT LEASE ("Fifth Amendment") is made and entered into as of July 24, 2017, by and between HCP BTC, LLC, a Delaware limited liability company ("Landlord"), and RIGEL PHARMACEUTICALS, INC., a Delaware corporation ("Tenant").

r e c i t a l s :

A. Landlord (as successor-in-interest to Slough BTC, LLC) and Tenant are parties to the Build-to-Suit Lease dated May 16, 2001 (the "Original Lease"), as amended by the Amendment No. One to Build-to-Suit Lease dated October 18, 2002 (the "First Amendment"), the Amendment No. Two to Build-to-Suit Lease dated January 31, 2005 (the "Second Amendment"), the Amendment No. Three to Build-to-Suit Lease dated July 24, 2006 (the "Third Amendment") and the Amendment No. Four to Build-to-Suit Lease dated March 31, 2009 (the "Fourth Amendment"), pursuant to which Tenant leases that certain space (the "Premises") consisting of the two (2) connected buildings commonly known as 1170 Veterans Boulevard and 1180 Veterans Boulevard containing approximately 146,923 square feet in the aggregate in the Britannia Oyster Point Business Park in South San Francisco, California.  The Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment are collectively, the "Lease."

B. The parties desire to amend the Lease on the terms and conditions set forth in this Fifth Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Fifth Amendment.

2. Condition of the Premises.  Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition.  Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises; provided, however, the foregoing shall not waive Landlord’s maintenance and repair obligations set forth in the Lease.

3. Lease Term.

3.1 Extended Lease Term.  Pursuant to the Lease, the term of the Lease (the "Lease Term") is scheduled to expire on January 31, 2018.  Tenant has exercised its option to extend the term of the Lease pursuant to Section 2.6 of the Original Lease, and accordingly Landlord and Tenant hereby agree to extend the Lease Term for a period of five (5) years, from February 1, 2018, through January 31, 2023 (the "Extended Term"), on the terms and conditions set forth in the Lease, as hereby amended by this Fifth Amendment, unless sooner terminated as provided in the Lease.

3.2 Option to Extend Lease Term.  Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall be deemed to represent the first of Tenant's two (2) options to extend the Lease Term as provided in Section 2.6 of the Original Lease, and that effective as of the date of this Fifth Amendment, Tenant shall continue to have only one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.6 of the Original Lease.

4. Rent.

4.1 Base Rent.  Prior to January 31, 2018, Tenant shall continue to pay monthly installments of minimum rental for the Premises in accordance with the terms of the Lease.  During the Extended Term, Tenant shall pay monthly installments of minimum rental for the Premises as follows:

Period During Extended Term	Annual Minimum Rental	Monthly Installment of Minimum Rental	Monthly Rental Rate per Square Foot
February 1, 2018 – January 31, 2019	$8,991,687.60	$749,307.30	$5.10
February 1, 2019 – January 31, 2020	$9,351,355.10	$779,279.59	$5.30
February 1, 2020 – January 31, 2021	$9,725,409.31	$810,450.78	$5.52
February 1, 2021 – January 31, 2022	$10,114,425.68	$842,868.81	$5.74
February 1, 2022 – January 31, 2023	$10,519,002.71	$876,583.56	$5.97

4.2 Operating Expenses, Taxes and Utilities. Prior to and during the Extended Term, Tenant shall continue to be obligated to pay Tenant's Operating Cost Share pursuant to the terms of the Lease.

5. Sublease and Assignment.  Notwithstanding any provision to the contrary contained in the Lease, Tenant hereby acknowledges that any extension of an existing sublease (specifically including that certain Sublease dated November 19, 2014 between Tenant and Google Inc., and that certain Sub-Sublease between Google Inc. and Calico Life Sciences LLC (collectively, the "Existing Subleases")) by Tenant (whether pursuant to a contractual renewal right or otherwise) shall require Landlord's new written consent pursuant to the terms of the Lease, and accordingly the terms of the existing consent to any such existing sublease (specifically including the consent to the Existing Subleases) shall not apply with respect to such extended term and only the terms of the new written consent shall apply with respect thereto.

6. Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Fifth Amendment other than CBRE, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Fifth Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 6 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

7. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to the Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Buildings (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as additional rental, for the cost to Landlord of performing such repairs.  The terms of this Section 7 do not amend or reduce the obligations of Landlord and Tenant set forth in the Lease regarding compliance with applicable laws and repair and maintenance of the Premises and the

Center, but apply solely to the obligations of Landlord and Tenant in connection with Tenant's election to conduct a CASp inspection hereunder.

8. No Further Modification. Except as specifically set forth in this Fifth Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

9. IN WITNESS WHEREOF, this Fifth Amendment has been executed as of the day and year first above written.

LANDLORD	TENANT

HCP BTC, LLC	RIGEL PHARMACEUTICALS, INC.,
a Delaware limited liability company	a Delaware corporation

By: /s/ Jonathan M. Bergschneider	By: /s/ James J. Diehl
Jonathan M. Bergschneider	James J. Diehl
Executive Vice President	Vice President of Intellectual Property and Associate General Counsel